UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

SM Energy Company

(Exact Name of Registrant as Specified in its Charter)

Delaware	41-0518430
(State or incorporation or organization)	(I.R.S. Employer Identification No.)

1775 Sherman Street, Suite 1200

Denver, Colorado 80203

(303) 861-8140

(Address of principal executive offices and zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.01 per share	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act: None.

EXPLANATORY NOTE

SM Energy Company, a Delaware corporation (the “Registrant”), hereby amends in its entirety its Application for Registration on Form 8-A (File No. 001-31539), filed with the Securities and Exchange Commission on November 16, 2002, with respect to its capital stock, $0.01 par value per share (the “Common Stock”), to reflect, among other things, that: (i) the Registrant’s authorized Common Stock has been increased to 200,000,000 shares; (ii) the Registrant’s name has been changed from St. Mary’s Land & Exploration Company; and (iii) the Registrant’s Shareholder Rights Plan, dated July 15, 1999, as amended March 15, 2002 and April 24, 2006 (the “Shareholder Rights Plan”), has expired.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.   Description of Registrant’s Securities to be Registered.

General.

Under the Registrant’s Restated Certificate of Incorporation, as amended (the “Charter”), the Registrant is authorized to issue up to two hundred million (200,000,000) shares of Common Stock. A description of the Common Stock as provided in the Registrant’s Charter follows. The following description of the Common Stock is a summary only and does not purport to be complete.  The summary is subject to, and qualified in its entirety by reference to, the full text of the relevant provisions of the Registrant’s Charter and Amended and Restated Bylaws (the “Bylaws”), copies of which are incorporated by reference thereto as Exhibits 3.1 and 3.2, respectively. The Registrant’s Common Stock is listed on the New York Stock Exchange under the symbol “SM”.

Common Stock.

Holders of shares of Common Stock are entitled to one vote for each share held of record in the election of directors and on all matters submitted to a vote of stockholders. There are no cumulative voting rights with respect to the election of directors.  Accordingly, the holders of a majority of the outstanding shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors of the Registrant from time to time out of funds legally available therefor. Upon the liquidation, dissolution or winding up of the Registrant, the holders of Common Stock will be entitled to share ratably in the Registrant’s net assets remaining after the payment of all debts and liabilities. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights.

Anti-Takeover Matters.

Provisions of the Registrant’s Charter and Bylaws may have the effect of delaying, deferring or preventing a change in control of the Registrant. Among other things, the Charter does not provide for cumulative voting in the election of directors and the Bylaws impose certain procedural requirements on stockholders who wish to make nominations for the election of directors or propose other actions at meetings of stockholders. These provisions, alone or in combination with each other, may discourage transactions involving actual or potential changes in control of the Registrant, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of Common Stock.

Item 2.  Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description
3.1

Restated Certificate of Incorporation of SM Energy Company, as amended through June 1, 2010 (filed as Exhibit 3.1 to the registrant’s Quarterly Report on Form 10-Q (File No. 001-31539) for the quarter ended June 30, 2010 and incorporated herein by reference)

3.2

Amended and Restated Bylaws of SM Energy Company effective as of December 15, 2015 (filed as Exhibit 3.1 to the registrant’s Current Report on Form 8-K (File No. 001-31539) filed on December 21, 2015, and incorporated herein by reference)

4.1*	Form of Common Stock Certificate

* Filed herewith.

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SM Energy Company

By:	/s/ David W. Copeland
Name:	David W. Copeland
Title:	Executive Vice President, General Counsel and Corporate Secretary

Date: August 8, 2016

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EXHIBIT INDEX

Exhibit No.	Description
3.1

Restated Certificate of Incorporation of SM Energy Company, as amended through June 1, 2010 (filed as Exhibit 3.1 to the registrant’s Quarterly Report on Form 10-Q (File No. 001-31539) for the quarter ended June 30, 2010 and incorporated herein by reference)

3.2

Amended and Restated Bylaws of SM Energy Company effective as of December 15, 2015 (filed as Exhibit 3.1 to the registrant’s Current Report on Form 8-K (File No. 001-31539) filed on December 21, 2015, and incorporated herein by reference)

4.1*	Form of Common Stock Certificate

* Filed herewith.

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